Exhibit 10.1

AMENDMENT TO

IDERA PHARMACEUTICALS, INC.

2013 STOCK INCENTIVE PLAN, AS AMENDED

WHEREAS, Idera Pharmaceuticals, Inc. (the “Company”) desires to amend the Idera Pharmaceuticals, Inc. 2013 Stock Incentive Plan, as amended (the “2013 Plan”), in the manner set forth below (the “Amendment”); and

WHEREAS, on March 7, 2017, subject to stockholder approval, the Board of Directors of the Company approved the Amendment.

NOW THEREFORE, in accordance with Section 11(d) of the 2013 Plan, the 2013 Plan is hereby amended as follows:

1.              Section 4(a) of the 2013 Plan is hereby amended by deleting subsection (1) thereof in its entirety and substituting the following in lieu thereof:

“(1)                           Authorized Number of Shares. Subject to adjustment under Section 9, Awards may be made under the Plan, any or all of which Awards may be in the form of Incentive Stock Options (as defined in Section 5(b)), for up to such number of shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”) as is equal to the sum of:

(A) 25,224,460 shares of Common Stock; plus

(B) such additional number of shares of Common Stock (up to 6,946,978 shares) as is equal to the sum of the number of shares of Common Stock subject to awards granted under the Company’s 2005 Stock Incentive Plan (the “2005 Plan”) or the Company’s 2008 Stock Incentive Plan (the “2008 Plan” and, together with the 2005 Plan, the “Existing Plans”) which awards expire, terminate or are otherwise surrendered, canceled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of Incentive Stock Options to any limitations of the Code).

Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.”

2.              Section 8(b) of the 2013 Plan is hereby amended by deleting the second sentence thereof in its entirety.

3.              New Sections 8(c) and 8(d) shall be added to the 2013 Plan, as follows:

“(c) Dividends. Unless otherwise provided in the applicable Award agreement, any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Common Stock granted under an Other Stock-Based Award shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of any such accrued dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying Other Stock-Based Award.

(d) Dividend Equivalents. The Award agreement for Other Stock-Based Awards may provide Participants with the right to receive Dividend Equivalents. Dividend Equivalents will be subject to the same restrictions on transfer and forfeitability as the Other Stock-Based Awards with respect to which such Dividend Equivalents were granted.”

The Amendment shall be effective upon approval of the stockholders of the Company at the Company’s 2017 annual meeting of stockholders and shall only be applicable with respect to Awards granted after such approval. If the Amendment is not so approved at such meeting, then the amendment to the 2013 Plan set forth herein shall be void ab initio.

Except as herein above provided, the 2013 Plan is hereby ratified, confirmed and approved in all respects.